  Filed Pursuant to Rule 424(b)(3)
  Registration No: 333-227307
PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 11, 2019
As Supplemented March 27, 2019)
(Proposed Holding Company for The Equitable Bank, S.S.B.)
Up to 1,377,240 Shares of Common Stock
(Subject to increase to up to 1,583,826 shares)
This supplements the prospectus of TEB Bancorp, Inc. dated February 11, 2019, as supplemented March 27, 2019. This prospectus supplement should be read together with the prospectus and the prospectus supplement.
We have concluded our subscription offering and we are extending the community offering.
The community offering may be terminated at any time in our sole discretion, and we retain the right to accept or reject, in whole or in part, any order received in the community offering.
We are increasing the number of shares that you may purchase in the offering.
To facilitate the sale of additional shares of our common stock, we have increased the amount of stock that may be purchased in the offering. The maximum number of shares of common stock that can be ordered by any person, either individually or together with an associate or group of persons acting in concert, is now 60,000 shares ($600,000). This purchase limitation applies to purchases made in the subscription and community offerings. If you have purchased shares of common stock in the subscription and community offerings, your total orders must comply with this purchase limitation.
Completion of the reorganization and offering is subject to certain conditions.
Completion of the reorganization and offering remains subject to (1) receipt of final regulatory approvals and (2) the sale of at least 1,017,960 shares of common stock, which is the minimum of our offering range.
TEB Bancorp, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting the Securities and Exchange Commission’s web site at www.sec.gov.
This investment involves a degree of risk, including the possible loss of principal.
Please read the “Risk Factors” beginning on page 18 of the prospectus.
These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
FIG PARTNERS, LLC
For assistance, please contact the Stock Information Center at (866) 806-1790.
The date of this prospectus supplement is April 8, 2019.